Exhibit 6.14

AIRCRAFT DRY LEASE AGREEMENT

Dated as of the 9th, day of February, 2021, between

Cloud Transport Operations, LLC,

as Lessor, and

Cloudastructure, Inc.,

as Lessee,

concerning one Cessna C210 aircraft bearing U.S. registration number N6428Y (which is in process of being changed to N1968R) and manufacturer’s serial number 21064375.

Carry a copy of this Aircraft Dry Lease Agreement in the aircraft at all times.

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THIS AIRCRAFT DRY LEASE AGREEMENT (this “Agreement”) is entered into as of this 9th day of February, 2021 (the “Effective Date”), by and between Cloud Transport Operations, LLC, a Nevada limited liability company (“Lessor”), and Cloudastructure, Inc., a Delaware corporation (“Lessee ”).

WITNESSETH:

WHEREAS, Lessor is, as of the Effective Date of this Agreement, the registered owner of the Aircraft described and referred to herein;

WHEREAS, Lessee desires to lease from Lessor, and Lessor desires to lease to Lessee, the Aircraft, upon and subject to the terms and conditions of this Agreement; and

WHEREAS, during the term of this Agreement, the Aircraft may be subject to concurrent leases to other lessees.

NOW, THEREFORE , in consideration of the mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned parties agree as follows:

SECTION 1. DEFINITIONS

1.1       The following terms shall have the following meanings for all purposes of this Agreement.

“Aircraft ” means the Airframe and the Engine. Such Engine shall be deemed part of the “Aircraft” whether or not from time to time attached to the Airframe or on the ground.

“Airframe ” means that certain Cessna C210 aircraft bearing U.S. registration number N6428Y (which is in process of being changed to N1968R) and manufacturer’s serial number 21064375, together with any and all Parts (including, but not limited to, landing gear and auxiliary power units but excluding the Engine) so long as such Parts shall be either incorporated or installed in or attached to the Airframe.

“Applicable Law” means, without limitation, all applicable laws, treaties, international agreements, decisions and orders of any court, arbitration or governmental agency or authority and rules, regulations, orders, directives, licenses and permits of any governmental body, instrumentality, agency or authority, including, without limitation, the FARs and Title 49, Subtitle VII of the United States Code.

“ Business Day” means any day of the year in which banks are not authorized or required to close in the location of Lessor’s address for notification.

“ Engine ” means the engine installed in the Aircraft as of the Effective Date of this Agreement, together with any and all Parts so long as the same shall be either incorporated or installed in or attached to such Engine. An Engine shall remain leased hereunder whether or not from time to time attached to the Airframe or on the ground.

“ FAA” means the Federal Aviation Administration of the United States Department of Transportation or any successor agency.

“ FARs ” means, collectively, the Aeronautics Regulations of the Federal Aviation Administration and the Department of Transportation, as codified at Title 14, Parts 1 to 399 of the United States Code of Federal Regulations.

“ Flight Hour ” means each flight hour of use of the Aircraft by Lessee (or, as applicable, any Third Party Lessee), measured from takeoff to landing on each leg of the trip, as recorded on the Aircraft hour meter.

“ Lien ” means any mortgage, pledge, lien, security interest, lease, charge, encumbrance or claim or right of others, including, without limitation, rights of others under any airframe or engine interchange or pooling agreement.

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“ Management Fee ” means the monthly fee payable by Lessee to Lessor, as set forth in Section 3.5 , for Lessor’s activities related to management of maintenance and storage of the Aircraft as set forth in this Agreement.

“ Operating Base ” means any airport mutually agreed upon by Lessor and Lessee. As of the Effective Date, Lessor and Lessee agree that the Operating Base shall be Reno-Tahoe International Airport, Reno, NV 89502.

“ Operational Control ” has the same meaning given the term in Section 1.1 of the FARs.

“ Parts ” means all appliances, components, parts, instruments, appurtenances, accessories, furnishings or other equipment of whatever nature (other than a complete Engine) which may from time to time be incorporated or installed in or attached to the Airframe or any Engine and includes replacement parts.

“ Pilot in Command ” has the same meaning given the term in Section 1.1 of the FARs.

“ Rent” means the monetary amount due Lessor for Flight Hours as set forth in Section 3.4 of this Agreement.

“ Return Period ” means the period of time a permitted Third Party Lessee has to return the Aircraft as set forth in Section 3.3(a).

“ Schedule Keeper ” means the person designated by Lessor to coordinate the scheduling of the Aircraft.

“Term ” means the term of this Agreement set forth in Section 3.1.

“Third Party Lessee(s) ” means any third party lessee of the Aircraft from Lessor as permitted by Section 3.3 of this Agreement.

SECTION 2. LEASE AND DELIVERY OF THE AIRCRAFT

2.1       Lease. Lessor agrees to lease to Lessee, and Lessee agrees to lease from Lessor, the Aircraft, on the terms and conditions of this Agreement.

2.2       Delivery. The Aircraft shall be delivered by Lessor to Lessee at the Operating Base, or any other location mutually agreed upon between the Lessor and Lessee, in an airworthy condition prior to each use of the Aircraft by Lessee. Upon each such delivery, the United States standard airworthiness certificate issued for the Aircraft shall be present on board the Aircraft, and said standard airworthiness certificate shall be effective in accordance with FAR 21.181(a)(l). Lessor shall not be liable for delay or failure to furnish the Aircraft pursuant to this Agreement when such failure is caused by government regulation or authority, mechanical difficulty, war, terrorism, civil commotion, strikes or labor disputes, weather conditions or acts of God.

2.3       Non-Exclusive. Lessee and Lessor agree that the Aircraft is leased to Lessee on a non-exclusive basis, and that, subject to Section 3.3 , the Aircraft will at other times be operated by Lessor and may be otherwise subject to leases by Lessor to others during the Term.

SECTION 3. TERM, SCHEDULING, RENT, MANAGEMENT FEE AND TAXES

3.1       Term. The Term shall commence on the Effective Date, contingent on receipt of Rent as set forth in Section 3.4, and will be effective until Lessee has accrued One Hundred Eighty (180) Flight Hours of use of the Aircraft; provided, however, that Lessee may extend the Term from month-to-month provided Lessee purchases additional Flight Hours of use and pays the Management Fee each month.

3.2       Termination. Either party may terminate this Agreement with or without cause upon one hundred twenty (120) days’ prior notice to the other party. Within fifteen (15) days after the effective date of termination, Lessor shall provide Lessee with an accounting of all outstanding charges or costs relating to this Agreement. Lessee shall pay to Lessor any outstanding charges and costs for which it may be responsible within thirty (30) days after receipt of such accounting. Both parties agree to take all necessary action with respect to the FAA and insurance companies to inform them of the termination of this Agreement.

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3.3       Scheduling. Lessee’s use of the Aircraft during the Term of this Agreement is non-exclusive. Notwithstanding the foregoing, the parties agree as follows:

(a)             Use by Lessor and Other Lessees . Lessor and Lessee agree that Lessor may lease the Aircraft to one or more other lessees during the Term on a non-exclusive basis (such other lessees are hereinafter referred to as “Third Party Lessees ”). All Third Party Lessees shall return the Aircraft to the Operating Base, or any other location agreed to in writing by Lessee, no later than seventy-two (72) hours following the respective Third Party Lessee’s most recent Flight Hour (such period, the “Return Period ”).

(b)             Priority of Lessee . Notwithstanding Section 3.3(a) , Lessee will have priority over all other Third Party Lessees of the Aircraft. Except during instances where the Aircraft is subject to maintenance, repair or inspection, or the Aircraft is in flight (or in a corresponding Return Period) by Third Party Lessee, the Aircraft will be made available by Lessor to Lessee upon Lessee’s request. Lessor agrees to notify Lessee in writing anytime that the Aircraft is in use by a Third Party Lessee. If Lessee has not been provided notice that the Aircraft is in use by a Third Party Lessee (outside of instances where the Aircraft is subject to maintenance, repair or inspection or a Return Period), Lessee shall be provided immediate access to the Aircraft on a 24/7 basis.

(c)              Limitation on Third Party Leases. Lessor agrees that Lessor will not lease the Aircraft to Third Party Lessees in the aggregate more than thirty (30) Flight Hours of use each calendar year.

(d)              Designation of Schedule Keeper . Lessor may designate to Lessee the identity and contact information for the Schedule Keeper and of any change in the Schedule Keeper. Lessor will be responsible for ensuring the Schedule Keeper provides Lessee the access to the Aircraft and the notices required by this Section 3.3.

3.4       Rent. Lessee shall pay in advance to Lessor all rent for the Term as set forth in Section 3.1, and as computed and specified in Schedule A attached hereto (the “Rent ”). All Rent shall be paid to Lessor in immediately available U.S. funds.

3.5       Management Fee In addition to the Rent, Lessee shall pay Lessor an Aircraft management fee (the “Management Fee”) of Nine Hundred US Dollars ($900) per month of the Term, prorated for any partial month. The Management Fee for each month will be due and payable within five (5) business days of the first of each month for the duration of the Term. If this Agreement is executed during a calendar month, Lessee shall deliver a pro-rated portion of the Management Fee (payable with respect to the remainder of said month) on the Effective Date (which, for purposes of clarity, will be in addition to the Rent).

3.6       Taxes. Neither Rent nor any other payments to be made by Lessee under this Agreement includes the amount of any sales or excise taxes which may be assessed or levied by any governmental authority as a result of the lease of the Aircraft to Lessee and payment of Rent hereunder. Lessee shall remit to Lessor all such taxes together with payment of Rent.

SECTION 4.       DISCLAIMER OF WARRANTIES; INDEMNIFICATION

4.1       Disclaimer of Warranties. THE AIRCRAFT IS BEING LEASED BY LESSOR TO LESSEE HEREUNDER ON AN “AS IS” BASIS. THE WARRANTIES AND REPRESENTATIONS SET FORTH IN THIS AGREEMENT ARE EXCLUSIVE AND IN LIEU OF ALL OTHER REPRESENTATIONS OR WARRANTIES, AND LESSOR HAS NOT MADE AND SHALL NOT BE CONSIDERED OR DEEMED TO HAVE MADE AND LESSEE HEREBY WAIVES, RELEASES, DISCLAIMS AND RENOUNCES ALL EXPECTATION OF OR RELIANCE UPON ANY WARRANTIES, OBLIGATIONS AND LIABILITIES OF LESSOR, EXPRESSED, IMPLIED, ARISING BY LAW, COURSE OF DEALING, USAGE OF TRADE OR OTHERWISE, WITH RESPECT TO THE DESIGN, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OF THE AIRCRAFT. LESSOR SHALL HAVE NO RESPONSIBILITY OR LIABILITY TO LESSEE OR ANY OTHER PERSON WITH RESPECT TO ANY OF THE FOLLOWING, REGARDLESS OF ANY NEGLIGENCE OR FAULT OF LESSOR: (A) ANY LIABILITY, LOSS OR DAMAGE CAUSED OR ALLEGED TO BE CAUSED DIRECTLY OR INDIRECTLY BY THE AIRCRAFT OR ANY COMPONENT OF THE AIRCRAFT OR BY ANY INADEQUACY THEREOF; (B) ANY DEFICIENCY OR DEFECT IN THIS AGREEMENT OR ANY OTHER CIRCUMSTANCES IN CONNECTION WITH THE AIRCRAFT OR THIS AGREEMENT; (C) THE USE, OPERATION OR PERFORMANCE OF THE AIRCRAFT OR ANY COMPONENT OF THE AIRCRAFT OR ANY RISKS RELATING THERETO; OR (D) ANY INTERRUPTION OF SERVICE, LOSS OF BUSINESS OR ANTICIPATED PROFITS OR CONSEQUENTIAL DAMAGES.

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4.2       Indemnification. Lessee shall indemnify, defend and hold Lessor harmless from and against any and all claims, actions, suits, proceedings, injuries (or death), damages, liabilities, costs or expenses (including without limitation reasonable attorneys’ fees) arising from or in any way relating to Lessee’s possession or use of the Aircraft during the Term (an “Indemnified Loss ”), provided that Lessee will not be liable for any Indemnified Loss:

(a)               to the extent that such loss is covered by Lessor’s insurance policies in place from time to time;

(b)              with respect to a loss covered by Lessee’s insurance policy, to the extent that the amount of such loss exceeds the policy limits of Lessee’s policy;

(c)               with respect to a loss consisting of expenses incurred in connection with a loss covered in whole or in part by Lessee’s insurance policy, to the extent that such expenses are not fully covered by Lessee’s insurance policy; or

(d)              to the extent that such loss is due in whole or in part to (i) noncompliance by Lessor with any of its obligations hereunder or (ii) the gross negligence or willful misconduct of Lessor or a Third Party Lessee or their respective officers, directors, partners, employees, shareholders or affiliates.

The foregoing indemnification shall survive the expiration or earlier termination of this Agreement. SECTION 5. REGISTRATION, USE, OPERATION, MAINTENANCE AND POSSESSION

5.1       Title and Registration. Title to the Aircraft shall remain vested in Lessor at all times during the Term. Lessor represents that as of the date of this Agreement the Aircraft is, and throughout the Term of this Agreement the Aircraft shall remain, lawfully registered in Lessor’s name as a civil aircraft of the United States.

5.2       Use and Operation. Except as otherwise expressly provided herein, Lessee shall be solely and exclusively responsible for the use, operation and control of the Aircraft during each period of the Term commencing when the Aircraft has been delivered to Lessee and terminating when the Aircraft has been returned to Lessor in the condition required hereunder. Lessee shall return the Aircraft to Lessor at the Operating Base (or such other location mutually agreed upon by Lessor and Lessee). Lessee shall operate the Aircraft in accordance with the provisions of Part 91 of the FARs and shall not operate the Aircraft in commercial service, as a common carrier, or otherwise on a compensatory or “for hire” basis except to the limited extent permitted under Subpart F of Part 91 of the FARs, if applicable. Lessee agrees not to operate or locate the Airframe or any Engine, or suffer the Airframe or any Engine to be operated or located, in any area excluded from coverage by any insurance policy in effect or required to be maintained hereunder with respect to the Airframe or Engine, or in any war zone. Lessee agrees not to knowingly operate the Airframe or any Engine, or to knowingly permit the Airframe or any Engine to be operated, during the Term except as permitted by this Agreement, or to knowingly use or to permit the Aircraft to be used for a purpose for which the Aircraft is not designed or reasonably suitable. Lessee will not knowingly use or operate the Aircraft in violation of any Applicable Law or contrary to any manufacturer’s operating manuals or instructions. Lessee shall not knowingly permit the Aircraft to be used for the carriage of any persons or property prohibited by law nor shall it be used during the existence of any known defect except in accordance with the FARs.

5.3       Operating Costs. Except as otherwise provided in this Agreement, Lessor shall pay costs of storing, maintaining and operating the aircraft, such as hangarage fees, storage fees, repair expenses, maintenance expenses and other alteration, inspection and overhaul expenses. Lessee shall pay for all fuel that it uses as well as oil and other lubricants. Notwithstanding the foregoing, Lessee shall, at its own expense, locate and retain (either through direct employment or contracting with an independent contractor for flight services) all pilots and other cabin personnel required for Lessee’s operations of the Aircraft (collectively the “Flight Crew”), and shall pay all miscellaneous out-of-pocket expenses incurred in connection with Lessee’s use of the Aircraft and the Flight Crew, including, without limitation, landing, navigation and runway fees, technology subscription fees, airport charges, departure taxes, customs fees, catering fees, in-flight entertainment and communication charges, Flight Crew travel expenses and passenger service expenses. Lessee shall pay directly, or shall promptly reimburse Lessor at actual cost for any such expenses incurred by Lessor, all expenses that are the responsibility of Lessee pursuant to the terms of this Agreement.

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5.4       Maintenance of Aircraft. Lessee shall perform, or cause to be performed, all pre- and post-flight inspections in accordance and as required by the FAA-approved inspection program for the Aircraft. Lessee shall notify Lessor, or cause Lessor to be notified, of any maintenance requirement, dangerous condition, malfunction or worn part that may be discovered during any such inspection. Subject to the foregoing, Lessor shall be solely responsible for arranging the performance of all maintenance and inspections of the Aircraft during the Term, shall ensure that the Aircraft is maintained in an airworthy condition during the Term, and shall coordinate the performance of and payment for all repairs and maintenance of the Aircraft. If maintenance or inspections are required due to the gross negligence of the Lessee or the Lessee’s designated pilot, the Lessee shall have financial responsibility for the maintenance or inspections to rectify the issue.

5.5       Flight Crew All members of the Flight Crew hired by Lessee shall be fully competent and experienced, duly licensed, and qualified in accordance with the requirements of Applicable Law and all insurance policies covering the Aircraft.

5.6       OPERATIONAL CONTROL. THE PARTIES EXPRESSLY AGREE THAT LESSEE SHALL AT ALL TIMES WHILE THE AIRCRAFT IS IN LESSEE’S POSSESSION DURING THE TERM MAINTAIN OPERATIONAL CONTROL OF THE AIRCRAFT, AND THAT THE INTENT OF THE PARTIES IS THAT THIS AGREEMENT CONSTITUTE A “DRY” OPERATING LEASE. LESSEE WILL EXERCISE EXCLUSIVE AUTHORITY OVER INITIATING, CONDUCTING OR TERMINATING ANY FLIGHT CONDUCTED BY LESSEE PURSUANT TO THIS AGREEMENT, AND THE FLIGHT CREW SHALL BE UNDER THE EXCLUSIVE COMMAND AND CONTROL OF LESSEE IN ALL PHASES OF SUCH FLIGHTS .

5.7       Authority of Pilot in Command. Although Lessee shall have operational control of the Aircraft during any flight conducted by Lessee in accordance with this Agreement, Lessor and Lessee expressly agree that the Pilot in Command, in his or her sole discretion, may terminate any flight, refuse to commence any flight, or take any other flight-related action which in the judgment of the Pilot in Command is necessitated by considerations of safety. The Pilot in Command shall have final and complete authority to postpone or cancel any flight for any reason or condition which in his or her judgment would compromise the safety of the flight.

5.8       Right to Inspect. Lessee and its agents shall have the right to inspect the Aircraft at any reasonable time, upon giving Lessor reasonable notice, to ascertain the condition of the Aircraft and to satisfy Lessee that the Aircraft is being properly repaired and maintained in accordance with the requirements of this Agreement. Any necessary repairs or maintenance discovered by Lessee during any such inspection shall be caused by Lessor to be performed as soon as practicable after such inspection.

5.9       Additional Equipment and Modification. Lessee agrees not to remove, substitute or replace any instrument or component of the Aircraft or its avionics without Lessor’s prior written consent, which shall not be unreasonably withheld. Any substitutions or removals shall be of like value with the items that are substituted or removed and there shall be no diminution in value of the Aircraft by reason of any swapped or replaced item.

SECTION 6.       CONDITION DURING TERM AND RETURN OF AIRCRAFT

Upon completion of each use of the Aircraft by Lessee during the Term, Lessee shall return the Aircraft to Lessor by delivering the same to the Operating Base, or a mutually agreed upon location by both Lessor and Lessee, fully equipped with the Engine installed thereon. Upon each such delivery, the Aircraft shall be in as good operating condition as it was when Lessor delivered the Aircraft to Lessee, ordinary wear and tear excepted, and the United States standard airworthiness certificate issued for the Aircraft shall be present on board the Aircraft and said standard airworthiness certificate shall be effective in accordance with FAR 21.181(a)(l). Nothing contained in this Section 6 may be interpreted to require Lessee to perform any maintenance or other obligation, responsibility for which is delegated to Lessor pursuant to Section 5 hereof; provided, however, that Lessee shall be obligated to ensure that Lessor is advised of any maintenance requirement, dangerous condition, malfunction or worn part that may be discovered during each period during the Term commencing with the delivery of the Aircraft to Lessee and terminating when the Aircraft has been redelivered to Lessor in the condition required hereunder.

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SECTION 7.        LIENS

Lessee shall ensure that no Liens are created or placed against the Aircraft by Lessee or third parties as a result of Lessee’s or its agents’ or representatives’ acts or omissions.

SECTION 8.        INSURANCE

8.1       Liability. Lessee shall maintain, or cause to be maintained, bodily injury and property damage liability insurance with policy limits in an amount no less than One Million US Dollars ($ 1,000,000) aggregate each occurrence and One Hundred Thousand US Dollars ($ 100,000) for each passenger for the benefit of itself and Lessor in connection with the use of the Aircraft. Such policy shall name Lessor as an additional insured.

8.2       Hull. Lessee shall maintain aircraft hull insurance in an amount at least equal to the full replacement value of the Aircraft, and such insurance shall name Lessor and any first lien mortgage holder as loss payees as their interests may appear.

8.3       Insurance Certificates. Lessee will provide Lessor with a Certificate of Insurance upon request.

8.4       Insurance Policy Requirements. Each insurance policy required hereunder shall insure the interest of Lessor regardless of any breach or violation by Lessee of any warranties, declarations or conditions contained in such policies. Each such policy shall be primary without any right of contribution from any insurance maintained by Lessor. The geographic limits, if any, contained in each and every such policy of insurance shall include at the minimum all territories over which Lessee will operate the Aircraft. Each policy shall contain an agreement by the insurer that notwithstanding the lapse of any such policy for any reason or any right of cancellation by the insurer or Lessee, whether voluntary or involuntary, such policy shall continue in force for the benefit of Lessor for at least thirty (30) days (or such lesser time as may be permitted in the case of War Risk Insurance, if such War Risk Insurance so requires) after written notice of such lapse or cancellation shall have been given to Lessor. Each policy shall contain an agreement by the insurer to provide Lessor with thirty (30) days’ advance written notice of any deletion, cancellation or material change in coverage.

8.5       Insurance Companies. Each insurance policy required hereunder shall be issued by a company or companies who are qualified to do business in the United States and who (i) will submit to the jurisdiction of any competent state or federal court in the United States with regard to any dispute arising out of the policy of insurance or concerning the parties herein; and (ii) will respond to any claim or judgment against Lessor in any competent state or federal court in the United States or its territories.

SECTION 9.        REPRESENTATIONS AND WARRANTIES

9.1       Representations and Warranties of Lessor. Lessor hereby represents and warrants to Lessee as of the Effective Date that:

(a)               it is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Nevada;

(b)              it has full right, power and authority to execute and deliver this Agreement, and to perform its obligations hereunder;

(c)               the execution, delivery and performance of this Agreement by Lessor will not: (i) violate any applicable provision of any law, statute, regulation or ordinance; (ii) violate the certificate or articles or organization, operating agreement or similar organizational documents of Lessor; (iii) breach or constitute a default under any agreement or contract to which Lessor is a party; or (iv) violate any court or administrative order, judgment or decree that names Lessor and is specifically directed to it or any of its property;

(d)              this Agreement constitutes the valid, binding and enforceable obligation of Lessor and is enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to the enforcement of creditors’ rights; and

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(e)                it is a citizen of the United States as described in 47 U.S.C. § 40102(a)(15).

9.2       Representations and Warranties of Lessee. Lessee hereby represents and warrants to Lessor as of the Effective Date that:

(a)               it is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware;

(b)              it has full right and power to execute and deliver this Agreement, and to perform its obligations hereunder;

(c)               the execution, delivery and performance of this Agreement by Lessee will not: (i) violate any applicable provisions of any law, statute, regulation or ordinance; (ii) violate the certificate or articles or organization, operating agreement or similar organizational documents of Lessee; (iii) breach or constitute a default under any agreement or contract to which Lessee is a party; or (iv) violate any court or administrative order, judgment or decree that names Lessee and is specifically directed to it or any of its property; and

(d)              this Agreement constitutes the valid, binding and enforceable obligation of Lessee and is enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to the enforcement of creditors’ rights.

SECTION 10.        MISCELLANEOUS

10.1       Entire Agreement. This Agreement, and all terms, conditions, warranties and representations herein, are for the sole and exclusive benefit of the signatories hereto. This Agreement constitutes the entire agreement of the parties as of its Effective Date and supersedes all prior or independent, oral or written agreements, understandings, statements, representations, commitments, promises and warranties made with respect to the subject matter of this Agreement.

10.2       Other Transactions. Except as specifically provided in this Agreement, none of the provisions of this Agreement, nor any oral or written statements, representations, commitments, promises or warranties made with respect to the subject matter of this Agreement shall be construed or relied upon by any party as the basis of, consideration of, or inducement to engage in, any separate agreement, transaction or commitment for any purpose whatsoever.

10.3       Prohibited and Unenforceable Provisions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibitions or unenforceability in any jurisdiction. To the extent permitted by applicable law, each of Lessor and Lessee hereby waives any provision of applicable law which renders any provision hereof prohibited or unenforceable in any respect.

10.4       Enforcement. This Agreement, including all agreements, covenants, representations and warranties, shall be binding upon and inure to the benefit of, and may be enforced by Lessor, Lessee and each of their successors and permitted assigns.

10.5       Notices. All notices, demands, requests or other communications which may be or are required to be given, served or sent by either party to the other party pursuant to this Agreement shall be in writing and shall be hand delivered, sent by overnight courier or mailed by first class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by telegram, telecopy or telex, addressed as follows:

(a)	If to Lessor :

Cloud Transport Operations, LLC

320 Gold Ave SW, Ste. 620, PMB 1810
Albuquerque NM 87102

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(b)	If to Lessee :

Cloudastructure, Inc.

55 East 3rd Ave

San Mateo, CA 94401

Attention: Rick Bentley, CEO

Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request or communication which shall be hand delivered, sent, mailed, telecopied or telexed in the manner described above, or which shall be delivered to a telegraph company, shall be deemed sufficiently given, served, sent, received or delivered for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt or (with respect to a telecopy or telex) the answer back being deemed conclusive, but not exclusive, evidence of such delivery, or at such time as delivery is refused by the addressee upon presentation.

10.6       Headings. The section and subsection headings in this Agreement are for the convenience of reference only and shall not modify, define, expand or limit any of the terms or provisions hereof.

10.7       Counterparts; Electronic Signatures. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument. This Agreement may be executed by any party hereto by facsimile or electronic signature. Any such signature is binding upon and admissible in any action against the party so executing as if such party had executed this Agreement by an original signature.

10.8       Amendments. No term or provision of this Agreement may be amended, changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which the enforcement of the change, waiver, discharge or termination is sought.

10.9       No Waiver. No delay or omission in the exercise or enforcement or any right or remedy hereunder by either party shall be construed as a waiver of such right or remedy. All remedies, rights, undertakings, obligations and agreements contained herein shall be cumulative and not mutually exclusive, and in addition to all other rights and remedies which either party possesses at law or in equity.

10.10      Assignments. Neither party may assign its rights or obligations under this Agreement without the prior written permission of the other. Lessee may, however, sublease its interest under this Agreement to any other party without the prior written permission of Lessor provided Lessee gives written notice of the sublease to Lessor.

10.11      Governing Law . This Agreement has been negotiated and delivered in the State of Nevada and shall in all respects be governed by, and construed in accordance with, the laws of the State of Nevada, including all matters of construction, validity and performance, without giving effect to its conflict of laws provisions. For any matter seeking injunctive or equitable relief, the parties hereto consent to the non-exclusive jurisdiction of the United States District Court where the matter in controversy meets the jurisdictional threshold requisites and the state courts of the State of Nevada where federal jurisdiction is not applicable.

10.12      No State-Law Partnership. No provision of this Agreement will be deemed or construed to constitute any type of partnership or joint venture. Except as set forth in this Agreement, neither party will have any express or implied right or authority to assume or create any obligations for or in the name of the other party to this Agreement or to bind the other party to this Agreement to any contract, agreement or undertaking with any third party.

SECTION 11. MEDIATION

11.1       Dispute Resolution. In the event of a dispute or disagreement between Lessee and Lessor regarding any aspect of this Agreement, or the application of the terms of this Agreement to a claim, the parties agree that the following procedure must be followed prior to the institution of any action in court to resolve the dispute or disagreement:

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(a)                The existence of a dispute is established when either Lessee or Lessor notifies the other, in writing, of the existence and nature of a dispute along with a reference to this provision of this Agreement.

(b)              Within ten (10) business days of receipt of said notice, Lessee and Lessor or their representatives shall meet and confer in person in an effort to determine the nature of the dispute and whether it can be amicably resolved.

(c)               If Lessee and Lessor cannot resolve the dispute at the meeting referenced above, or subsequent meetings held upon agreement of the parties, but in any event within twenty (20) business days of receipt of said notice, Lessee and Lessor agree to attempt in good faith to resolve the dispute through confidential, non-binding mediation before a single mediator in the State of Nevada, such mediator chosen by mutual agreement. Lessee and Lessor agree to mediate all disputes under the Center for Public Resources Model Procedure for the Mediation of Business Disputes.

(d)              If a mediated resolution to the dispute is not achieved within thirty (30) days of the selection of a mediator, or a mediator is not selected within twenty (20) business days of receipt of the notice under this Agreement, either Lessee or Lessor shall have the right to seek resolution of the dispute in the courts of Nevada, unless Lessee or Lessor agree to binding arbitration in accordance with this Agreement.

(e)              If Lessee and Lessor agree to submit a dispute to binding arbitration, any controversy or claim arising out of or relating to this Agreement or the breach thereof will be settled by binding arbitration in the State of Nevada, before and in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The award rendered in that arbitration will be binding on the parties hereto, and judgment upon the award can be entered by any court having jurisdiction thereof. Without limiting the generality of the foregoing, the following specific provisions will also apply:

(i)               The proceedings will be held by a panel of three arbitrators, each party having the right to select one arbitrator, with the third to be selected in accordance with the Rules of the American Arbitration Association.

(ii)               A full and complete record and transcript of the arbitration proceedings shall be maintained and the judgment of the arbitrators shall be accompanied by detailed written findings of fact and conclusions of law of the arbitrators, which findings and conclusions the arbitrators shall be required to make. The arbitrators shall render their decision and award upon the concurrence of at least two of the arbitrators. Such decision and award shall be in writing and counterpart copies thereof shall be delivered to each of the parties. In rendering such decision and award, the arbitrators shall not add to, subtract from, or otherwise modify the provisions of this Agreement or any agreement entered into pursuant hereto.

(iii)               Before rendering their final decision, the arbitrators will first act as friendly, disinterested parties for the purpose of helping Lessee and Lessor reach compromise settlements on the points in dispute.

(iv)               The costs of the arbitration will be allocated in the discretion of the arbitrators; provided, however, that no party is obliged to pay more than its own costs, the costs of the arbitrator it has nominated and the cost of the third arbitrator.

11.2       Equitable Relief. Notwithstanding any other provision of this Section 11 to the contrary, neither Lessee nor Lessor shall have any obligation to follow the procedures in Section 11.1 in the event that the claim or dispute arising hereunder is an action for injunctive relief, or other equitable relief arising from a breach or threatened breach of this Agreement.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, duly authorized representatives of Lessor and Lessee have executed this Aircraft Dry Lease Agreement intending to legally bind the parties as of the Effective Date set forth above.

LESSOR:	LESSEE:

Cloud Transport Operations, LLC	Cloudastructure, Inc.

By: /s/ Cloud Transport Management, LLC	/s/ Rick Bentley
Name: Cloud Transport Management, LLC	Name: Rick Bentley
Title: Manager	Title: CEO

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Signature Page to Aircraft Dry Lease Agreement (Cessna C210)

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AIRCRAFT DRY LEASE AGREEMENT

Schedule A

Hourly Rent : $490/hr

Flight Hours Purchased : 180 Flight Hours

Amount Due on Effective Date : $88,200 in Rent, plus tax and prorated first month’s Management Fee

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